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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:   Michael Croxton
                           Manhattan Associates
                           (678) 597-7115
                           mcroxton@manh.com



                         MANHATTAN ASSOCIATES ANNOUNCES
                               MANAGEMENT CHANGES

ATLANTA - MARCH 26, 2003 Manhattan Associates Inc., (Nasdaq: MANH) the global leader in providing supply chain execution solutions, today announced the appointment of Bruce Eicher to vice president responsible for professional services. Eicher, who most recently served as vice president of customers, replaces Neil Thall, who has chosen to leave the company April 15, 2003 to pursue other personal and professional opportunities. Ramesh Srinivasan, senior vice president, will assume additional responsibilities for customer support. Eicher has over 15 years of industry experience and joined Manhattan Associates in 2000 with the company's acquisition of Intrepa, where he was chief operating officer.

         "We are fortunate to have a seasoned executive with Bruce Eicher's skills and experience assume this position," said Manhattan Associates President and CEO Richard Haddrill. "We thank Neil Thall for his invaluable contributions to our performance over the last four years and wish him great success as he moves on to new endeavors."

         "I've greatly enjoyed the time I have spent here at Manhattan Associates. Working with other members of the management team to turn our company into the industry leader is something of which I will always remain proud," said Neil Thall. "I leave feeling confident that the strong consulting services organization we have built will continue to thrive under Bruce's new leadership. I look forward to new and exciting opportunities, yet will continue to look with pride to the continuing evolution of this great company."

ABOUT MANHATTAN ASSOCIATES
Manhattan Associates, Inc., is the global leader in providing supply chain execution solutions. We enable operational excellence through real-time collaboration, execution and optimization.


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Our solutions leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 870 customers representing 1,300 facilities worldwide, which include some of the world's leading manufacturers, distributors and retailers. For more information about Manhattan Associates telephone 770.955.7070 or visit www.manh.com.

This press release may contain "forward-looking statements" relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements and general economic conditions. Additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as
Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.


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